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                            CERTIFICATE OF AMENDMENT


                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       INFINITY BROADCASTING CORPORATION

                Under Section 242 of the General Corporation Law
                ------------------------------------------------

       Infinity Broadcasting Corporation, a corporation organized under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

   1. The name under which the Corporation originally was incorporated is Progressive Communication Corporation, and the date of filing of its original Certificate of Incorporation with the Secretary of State was June 16, 1972.

   2. Paragraph 4.1 of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

       4.1 Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 248,500,000 shares, consisting of four classes of capital stock:

             (a) 200,000,000 shares of Class A Common Stock, par value $.002 per share (the "Class A Shares");

             (b) 17,500,000 shares of Class B Common Stock, par value $.002 per share (the "Class B Shares");

             (c) 30,000,000 shares of Class C Common Stock, par value $.002 per share (the "Class C Shares"; and, together with the Class A Shares and the Class B Shares, the "Common Shares"); and

             (d) 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Shares").

   3. The amendment to the Restated Certificate of Incorporation of the Corporation set forth in the preceding paragraph has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to bote thereon were present and voted having consented in writing to the adoption of such amendment; and written notice of the adoption of such amendment by the

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stockholders without a meeting by less than unanimous written consent having been given to those stockholders from whom such written consent was not received.

   IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this certificate on the 8th day of August, 1995.


                                 INFINITY BROADCASTING CORPORATION


                                 By:     /s/ Mel Karmazin
                                     -----------------------------
                                         Mel Karmazin
                                         President and Chief Executive Officer

ATTEST:


 /s/ Farid Suleman
-------------------------------
Farid Suleman
Assistant Secretary

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